Exhibit 10.1

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This AGREEMENT ("AGREEMENT") is made oil this 2nd day of November, 2007, by and between THE BOARD OF REGENTS ("BOARD") of THE UNIVERSITY OF TEXAS SYSTEM ("SYSTEM"), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER ("UTMDACC"), a component institution of SYSTEM, and BIO-PATH, INC. a corporation having a principal place of business located at 3293 Harrison Boulevard, Suite 230, Ogden, Utah 84403 ("LICENSEE").

RECITALS

A.	BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER developed at UTMDACC.

B.	BOARD, through UTMDACC, desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, BOARD, SYSTEM, UTMDACC, the inventor(s), and the public as outlined in BOARD's Intellectual Property Policy.

C.	LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I.                EFFECTIVE DATE

1.1	This AGREEMENT is effective as of the date written above ("EFFECTIVE DATE") which is the date fully executed by all parties.

II.                DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1	AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.2	INITIATED A PHASE I TRIAL means the dosing of the first patient on a human clinical trial, the principal purpose of which is to determine toxicity, absorption, metabolism and/or safe dosage range in patients with the disease target being studied as required in 21 C.F.R. §312 or a similar regulatory requirement in any jurisdiction.

2.3	LICENSED FIELD means any human or animal use.
2.4	LICENSED PRODUCTS means any product or service sold by LICENSEE, or its AFFILIATES comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

2.5	LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.

2.6	LICENSED TERRITORY means worldwide.

2.7	NDA means a New Drug Application or Biologics License Application filed with the United States Food and Drug Administration, or the equivalent application filed with any equivalent agency or governmental authority outside of the United States.

2.8	NET SALES means the gross revenues received by LICENSEE, or its AFFILIATES from a SALE less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by LICENSEE, or its AFFILIATES in their official books and records in accordance with generally accepted accounting practices and consistent with their published financial statements and/or regulatory filings with the United States Securities and Exchange Commission.

2.9	PATENT RIGHTS means BOARD's rights in the information or discoveries described in invention disclosures, or claimed in any patents and/or patent applications, whether domestic or foreign, as identified in Exhibit I attached hereto, and all divisionals, continuations, continuations-in-part (to the extent the claims of such continuations-in-part are entitled to claim priority to the aforesaid patents and/or patent applications identified in Exhibit I), reissues, reexaminations or extensions of the patents and/or patent applications identified in Exhibit I, and any letters patent, domestic or foreign that issue thereon.

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2.10	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE, an AFFILIATE or a ROYALTY-FREE PRACTITIONER. As used herein, "ROYALTY-FREE PRACTITIONER" means UTMDACC and Gabiel Lopez-Berestein, M.D. ("PHYSICIAN INVENTOR"), and any partner or associate who practices medicine with one or more of the PHYSICIAN INVENTOR, but with respect to such partner or associate, only for such time as he/she is engaged in a bona fide medical practice with one or more of the PHYSICIAN INVENTOR.

2.11	TECHNOLOGY RIGHTS means BOARD's rights in any technical information, know-

how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data created by the inventor(s) listed in Exhibit I at UTMDACC before the EFFECTIVE DATE, which are not claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS.

2.12	VALID CLAIM means an issued claim of any unexpired patent or claim of any pending patent application included among the PATENT RIGHTS, which patent has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or abandoned.

III.                LICENSE

3.1	BOARD, through UTMDACC, hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to Sections 14.2 and 14.3 hereinbelow, the payment by LICENSEE to UTMDACC of all consideration as provided herein, the timely payment of all amounts due under any related sponsored research agreement between UTMDACC and LICENSEE in effect during this AGREEMENT, and is further subject to the following rights retained by BOARD and UTMDACC to:

(a)	Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of ARTICLE XI-Confidential Information and Publication; and
(b)	Use LICENSED SUBJECT MATTER for research, teaching, patient care, and other academically-related purposes; and
(c)	Transfer LICENSED SUBJECT MATTER to academic or research institutions for non-commercial research use.

3.2	LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such contract to UTMDACC within thirty (30) calendar days following execution thereof.

3.3	LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE is responsible for its sublicensees relevant to this AGREEMENT, and for diligently collecting all amounts due LICENSEE from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4	LICENSEE must deliver to UTMDACC a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.

3.5	If this AGREEMENT is terminated pursuant to ARTICLE XIII-Term and Termination, BOARD and UTMDACC agree to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all of the terms and conditions of this AGREEMENT.

IV.                CONSIDERATION, PAYMENTS AND REPORTS

4.1	In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE agrees to pay UTMDACC the following:

(a)	All out-of-pocket expenses incurred by UTMDACC in filing, prosecuting, enforcing and maintaining PATENT RIGHTS, and all such future expenses incurred by UTMDACC, for so long as, and in such countries as this AGREEMENT remains in effect. UTMDACC will invoice LICENSEE at a rate of Twenty-Five Thousand Dollars ($25,000) per quarter for expenses incurred before EFFECTIVE DATE and on a quarterly basis thereafter for expenses incurred on or after the EFFECTIVE DATE. The invoiced amounts will be due and payable by LICENSEE within thirty (30) calendar days of invoice; and

(b)	A nonrefundable license documentation fee in the amount of Sixty Thousand Dollars ($60,000). This fee will not reduce the amount of any other payment provided for in this ARTICLE IV, and is due and payable within thirty (30) calendar days after the AGREEMENT has been fully executed by all parties and LICENSEE has received an invoice for the amount from UTMDACC; and

(c)	The following annual maintenance fee ("Annual Maintenance Fees"), which shall be credible against the milestone payments detailed in Section 4.1(f):

(i)	An annual maintenance fee of Twenty-Five Thousand Dollars ($25,000) due within thirty (30) calendar days of the first, second, and third anniversaries of the EFFECTIVE DATE until the first SALE.

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(ii)	An annual maintenance fee of Fifty Thousand Dollars ($50,000) due within thirty (30) calendar days of the fourth, fifth, sixth, and seventh anniversaries of the EFFECTIVE DATE until the first SALE.

(iii)	An annual maintenance fee of One-Hundred Thousand Dollars ($100,000) due within thirty (30) calendar days of the eighth anniversary of the EFFECTIVE DATE and each anniversary thereafter until the first SALE; and

(d)	A running royalty equal to three percent (3%) of NET SALES will be due with respect to the SALE of LICENSED PRODUCTS during such period that a LICENSED PRODUCT is covered by a VALID CLAIM in the country in which the LICENSED PRODUCT was sold. Notwithstanding anything to the contrary herein contained, in the event LICENSED PRODUCTS are made using TECHNOLOGY RIGHTS and are not covered by a VALID CLAIM in the jurisdiction where the LICENSED PRODUCT is sold, then, LICENSEE agrees to pay UTMDACC a running royalty of one and one-half percent (1.5%) of NET SALES for such LICENSED PRODUCTS. However, if a competitive product (i.e., a product that uses the LICENSED SUBJECT MATTER) is being offered for sale in the same jurisdiction, then LICENSEE, upon written notice to UTMDACC identifying such competitive product, shall not be required to pay a royalty to UTMDACC, the BOARD or any other party pursuant to this Section 4.(d) in that jurisdiction; and

(e)	After the first SALE, minimum annual royalties ("Minimum Annual Royalties") of One Hundred Twenty-Five Thousand Dollars ($125,000), due and payable (without invoice) within thirty (30) calendar days of the first and subsequent anniversaries of the EFFECTIVE DATE which follows the first SALE; provided, however, that in the event that there is less than a twelve (12) month period between the first SALE, and the first anniversary of the EFFECTIVE DATE which follows the first SALE, then LICENSEE shall pay the following: (1) the Annual Maintenance Fee due for that year multiplied by the fraction, A/C, where A is the number of months between the anniversary of the EFFECTIVE DATE preceding the first SALE, and the first SALE, and C is twelve (12); and (2) the Minimum Annual Royalty multiplied by the fraction, B/C, where B is the number of months between the first SALE, and the first anniversary of the EFFECTIVE DATE which follows the first SALE, C is twelve (12), and A + B = twelve (12). Additionally, running royalties accrued under Section 4.1(d) and paid to UTMDACC during the one year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the Minimum Annual Royalties due on that anniversary date; and

(f)	The following one-time milestone payments, regardless of whether the milestone is achieved by LICENSEE, a sublicensee or AFFILIATE:

(i)	Submission of first NDA for a LICENSED PRODUCT in the United States:	$150,000
(ii)	Submission of first NDA for a LICENSED PRODUCT in Europe:	$1,000,000
(iii)	Submission of first NDA for a LICENSED PRODUCT in Japan:	$1,000,000
(iv)	First regulatory approval of a LICENSED PRODUCT in the United States:	$2,000,000
(v)	First regulatory approval of a LICENSED PRODUCT in Europe:	$2,000,000
(vi)	First regulatory approval of a LICENSED PRODUCT in Japan:	$2,000,000

Each of the foregoing milestone payments shall be made by LICENSEE to UTMDACC (without invoice) within thirty (30) calendar days of achieving the milestone event. Cumulative Annual Maintenance Fees paid by LICENSEE to UTMDACC shall be fully creditable against the milestone payments owed; and

(g)	One Million Eight Hundred Eighty-Three Thousand Three Hundred Thirty-Three (1,883,333) shares (the "SHARES") of LICENSEE's common stock, par value of $0.001 per share (the "COMMON STOCK"); LICENSEE represents and warrants to UTMDACC that the SHARES equal thirteen and forty-one one-hundredths percent (13.41%) of the outstanding shares of COMMON STOCK of the LICENSEE as of the EFFECTIVE DATE; LICENSEE will issue the SHARES within thirty (30) days of the EFFECTIVE DATE pursuant to the Stock Purchase Agreement attached hereto as Exhibit II; and

(h)	The following percentages of all consideration, other than payments to reimburse LICENSEE for past and future research and development money related to the LICENSED SUBJECT MATTER received by LICENSEE from any sublicensee pursuant to Sections 3.3 and 3.4 hereinabove, including but not limited to, up-front payments, royalties, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments (less any amount paid to UTMDACC under Section 4.1(f)) and equity securities:

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(i)	Thirty percent (30%) if the sublicense is executed before the second anniversary of the EFFECTIVE DATE; and
(ii)	Twenty percent (20%) if the sublicense is executed on or after the second anniversary of the EFFECTIVE DATE; and

provided, however, in no circumstance shall royalties owed to UTMDACC be less than two percent (2%) of the Net Sales of the sublicensee. For the purposes of this Section, "Net Sales" shall have the same definition of NET SALES as applied to a sublicensee; and

(i)	A one-time fee of Two Hundred Fifty Thousand Dollars ($250,000) upon assignment of the company's assets which includes the LICENSED SUBJECT MATTER to another entity pursuant to Article XII.

4.2	Unless otherwise provided, all such payments are payable within thirty (30) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to UTMDACC a true and accurate report, giving such particulars of the business conducted by LICENSEE, its AFFILIATES and its sublicensees, if any exist, during the preceding three (3) calendar months under this AGREEMENT as necessary for UTMDACC to account for LICENSEE's payments hereunder. This report will include pertinent data, including, but not limited to:

(a)	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE since the previous report; and

(b)	a list of LICENSED PRODUCTS produced for the three (3) preceding calendar months categorized by the technology it relates to under PATENT RIGHTS; and

(c)	the total quantities of LICENSED PRODUCTS produced by the category listed in Section 4.2(b); and

(d)	the total SALES by the category listed in Section 4.2(b); and

(e)	the calculation of NET SALES by the category listed in Section 4.2(b); and

(f)	the royalties so computed and due UTMDACC by the category listed in Section 4.2(b) and/or Minimum Annual Royalties; and

(g)	all consideration received from each sublicensee or assignee and payments due UTMDACC; and

(h)	all other amounts due UTMDACC herein.

Simultaneously with the delivery of each such report, LICENSEE agrees to pay UTMDACC the amount due, if any, for the period of such report. These reports are required even if no payments are due.

4.3	During the term of this AGREEMENT and for one (1) year thereafter, LICENSEE agrees to keep complete and accurate records of its, its AFFILIATES' and its sublicensees' SALES and NET SALES in sufficient detail to enable the royalties and other payments due hereunder to be determined. LICENSEE agrees to permit UTMDACC or its representatives, at UTMDACC's expense, to periodically examine LICENSEE's books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If any amounts due UTMDACC are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus accrued interest at the highest allowable rate.

4.4	Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to UTMDACC a written progress report as to LICENSEE's (and any sublicensee's) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE's (and sublicensees') commercialization plans for the upcoming year.

4.5	All amounts payable hereunder by LICENSEE will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks are to be made payable to The University of Texas M. D. Anderson Cancer Center, and sent by United States mail to Box 297402, Houston, Texas 77297, Attention: Grants and Contracts or by wire transfer to:

JPMorgan Chase Bank, N.A.
910 Travis
Houston, Texas 77002
SWIFT: CHASUS33 (for international wires only)
ABA ROUTING NO:
ACCOUNT NAME: Univ. of Texas M. D. Anderson Cancer Center
ACCOUNT NO.:
REFERENCE: include title and EFFECTIVE DATE of AGREEMENT and type of payment (e.g., license documentation fee, milestone payment, royalty [including applicable patent/application identified by MDA reference number and patent number or application serial number], or maintenance fee, etc.).

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4.6	No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by BOARD and another party, including, but not limited to, LICENSEE.

4.7	Notwithstanding the other provisions of this AGREEMENT, in the event that the LICENSEE, its AFFILIATES or sublicensees determines that it is necessary to pay royalties or other fees to any third party to obtain a license to practice any third party's rights in order to practice the rights granted hereunder in any jurisdiction, then fifty percent (50%) of the royalties payable to such third party may be deducted from royalties otherwise payable to UTMDACC from the respective LICENSEE, AFFILIATE or sublicensee in that jurisdiction, provided that in no event shall the royalties payable to UTMDACC pursuant to Section 4.1(d) in any quarterly period in such jurisdiction be less than two percent (2%) of NET SALES, as the case may be, of the respective LICENSEE, AFFILIATE or sublicensee as a result of any such deduction.

V.                SPONSORED RESEARCH

5.1	If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, and particularly where LICENSEE receives payments for sponsored research pursuant to a sublicense under this AGREEMENT, LICENSEE (a) will notify UTMDACC in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) will solicit research and/or clinical proposals from UTMDACC for this purpose, and (c) will give good faith consideration to funding the proposals at UTMDACC.

VI.                PATENTS AND INVENTIONS

6.1	If after consultation with LICENSEE both parties agree that a new patent application should be filed for LICENSED SUBJECT MATTER, UTMDACC will prepare and file appropriate patent applications, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notifies UTMDACC that it does not intend to pay the cost of an application, or if LICENSEE does not respond or make an effort to agree with UTMDACC on the disposition of rights of the subject invention, then UTMDACC may file such application at its own expense and LICENSEE's rights to such invention under this AGREEMENT shall terminate in their entirety. UTMDACC will provide LICENSEE with a copy of the application for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof. The parties agree that they share a common legal interest to get valid enforceable patents and that LICENSEE will keep all privileged information received pursuant to this Section confidential.

VII.                INFRINGEMENT BY THIRD PARTIES

7.1	LICENSEE, at its expense, is responsible to enforce any patent exclusively licensed hereunder against substantial infringement by third parties and is entitled to retain recovery from such enforcement. After reimbursement of LICENSEE's reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay UTMDACC either: (a) the royalty detailed in Section 4.1(d) for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and twenty percent (20%) of related punitive damages; or (b) twenty percent (20%) of reasonable royalties awarded and twenty percent (20%) of related punitive damages in any monetary recovery in which the award is for reasonable royalties. LICENSEE must notify UTMDACC in writing of any potential infringement within thirty (30) calendar days of knowledge thereof and whether such infringement is deemed a substantial infringement. If LICENSEE does not file suit against a substantial infringer within six (6) months of knowledge thereof, then BOARD or UTMDACC may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and LICENSEE, with UTMDACC retaining all recoveries from such enforcement, and/or reduce the license granted hereunder to non-exclusive for the technology infringed.

7.2	In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VIII.                PATENT MARKING

8.1	LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefore, and, when possible, actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or sublicensees of LICENSEE will be permanently and legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code, to the extent such marking is necessary or required to fully preserve PATENT RIGHTS in each such country.

IX.                INDEMNIFICATION AND INSURANCE

9.1	LICENSEE agrees to hold harmless and indemnify BOARD, SYSTEM, UTMDACC, their Regents, officers, employees, students and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney's fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its officers, its AFFILIATES or their officers, employees, agents or representatives.

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9.2	In no event shall BOARD, SYSTEM or UTMDACC be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of, or in connection with, this AGREEMENT or its subject matter, regardless of whether BOARD, SYSTEM or UTMDACC knows or should know of the possibility of such damages.

9.3	Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE, an AFFILIATE, or by a sublicensee, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than Two Million Dollars ($2,000,000) per incident and Two Million Dollars ($2,000,000) annual aggregate, and LICENSEE shall use reasonable efforts to have the BOARD, SYSTEM, UTMDACC, their Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE's indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this AGREEMENT.

9.4	LICENSEE shall provide UTMDACC with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, LICENSEE shall provide UTMDACC with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

9.5	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED SUBJECT MATTER developed pursuant to this AGREEMENT is being commercially distributed or sold by LICENSEE, an AFFILIATE or by a sublicensee or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

X.                USE OF BOARD AND UTMDACC'S NAME

10.1	LICENSEE will not use the name of (or the name of any employee of) UTMDACC, SYSTEM or BOARD in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of BOARD secured through:

The University of Texas
M. D. Anderson Cancer Center
Legal Services, Unit 0537
P.O. Box 301439
Houston, TX 77230-1439
ATTENTION: Natalie Wright
Email: nwright@mdanderson.org

Notwithstanding the above, LICENSEE may use the name of (or name of employee of) UTMDACC, SYSTEM or BOARD in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent.

XI.                CONFIDENTIAL INFORMATION AND PUBLICATION

11.1	UTMDACC and LICENSEE each agree that all information contained in documents marked "confidential" and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or

(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the disclosing party's confidential information; or

(f)	is required by law or regulation to be disclosed.

11.2	Each party's obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

11.3	UTMDACC reserves the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard to the protection of LICENSEE’s confidential information. UTMDACC will submit the manuscript of any proposed publication to LICENSEE at least thirty (30) calendar days before publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE’s confidential information. Upon LICENSEE’s request, publication may be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE's confidential information that would otherwise be affected by the publication.

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XII.                ASSIGNMENT

12.1	Except in connection with the sale of all of LICENSEE's assets to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of UTMDACC, which will not be unreasonably withheld.

XIII.                TERM AND TERMINATION

13.1	Subject to Sections 13.3 and 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which PATENT RIGHTS have not expired, or if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of fifteen (15) years.

13.2	Any time after eighteen (18) months from the EFFECTIVE DATE, BOARD or UTMDACC have the right to terminate this license if LICENSEE has not INITIATED A PHASE I TRIAL of at least one LICENSED PRODUCT.

13.3	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

(a)	automatically, if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or
(b)	upon thirty (30) calendar days written notice from UTMDACC, if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE IV, or use of name obligations of ARTICLE X, unless, before the end of the such thirty (30)- calendar day notice period, LICENSEE has cured the default or breach to UTMDACC's satisfaction, and so notifies UTMDACC, stating the manner of the cure; or
(c)	upon ninety (90) calendar days written notice from UTMDACC if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the such ninety (90) calendar-day notice period, LICENSEE has cured the default or breach to UTMDACC's satisfaction and so notifies UTMDACC, stating the manner of the cure; or
(d)	at any time by mutual written agreement between LICENSEES and UTMDACC upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or
(e)	if Section 13.2 or 15.9 is invoked; or
(f)	if LICENSEE has defaulted or been late on its payment obligations pursuant to the terms of this AGREEMENT on any two (2) occasions in a twelve (12) month period.

13.4	Upon termination of this AGREEMENT:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and
(b)	LICENSEE covenants and agrees to be bound by the provisions of ARTICLES IX (Indemnification and Insurance), X (Use of Board and UTMDACC's Name) and XI (Confidential Information and Publication) of this AGREEMENT; and
(c)	LICENSEE may, for a period of one year after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to ARTICLE IV of this AGREEMENT; and
(d)	Subject to Section 13.4(c), LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT; and
(e)	LICENSEE grants to BOARD and UTMDACC a nonexclusive royalty bearing license with the right to sublicense others with respect to improvements made by LICENSEE (including improvements licensed by LICENSEE from third parties) in the LICENSED SUBJECT MATTER. LICENSEE and UTMDACC agree to negotiate in good faith the royalty rate for the nonexclusive license. BOARD's and UTMDACC's right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology package.

XIV.                WARRANTY: SUPERIOR-RIGHTS

14.1	Except for the rights, if any, of the Government of the United States of America as set forth below, BOARD represents and warrants its belief that (a) it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (b) it has the sole right to grant licenses thereunder, and (c) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

14.2	LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America ("Government") and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail. LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT. LICENSEE will promptly advise UTMDACC if such a written waiver is requested and/or obtained.

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14.3	LICENSEE understands and agrees that BOARD and UTMDACC, by this AGREEMENT, make no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD and UTMDACC, by this AGREEMENT, also make no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by BOARD or UTMDACC in the LICENSED FIELD, nor do BOARD and UTMDACC make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

14.4	LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by BOARD, SYSTEM, UTMDACC or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE is entering into this AGREEMENT voluntarily; (b) LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (c) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

XV.                GENERAL

15.1	This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

15.2	Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of UTMDACC to:

The University of Texas M. D. Anderson Cancer Center
Office of Technology Commercialization
7515 S. Main, Suite 490, Unit 0510
Houston, Texas 77030
ATTENTION: Christopher C. Capelli, M.D.

or in the case of LICENSEE to:

Bio-Path, Inc.
3293 Harrison Boulevard, Suite 230
Ogden, Utah 84403
ATTENTION: Peter H. Nielsen, President & CEO

or other addresses as may be given from time to time under the terms of this notice provision.

15.3	LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT. LICENSEE acknowledges that the LICENSED SUBJECT MATTER is subject to U.S. export control jurisdiction. LICENSEE agrees to comply with all applicable international and national laws that apply to the LICENSED SUBJECT MATTER, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.

15.4	This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction and venue of such courts and hereby explicitly waives the rights to any other venue to which it might be entitled by cause of action, domicile or otherwise. Nothing in this AGREEMENT shall be deemed as a waiver by BOARD, SYSTEM or UTMDACC of its sovereign immunity.

15.5	Any dispute or controversy arising out of or relating to this AGREEMENT, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Houston, Harris County, Texas, in accordance with the applicable, then-current procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the LICENSED SUBJECT MATTER. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Section 15.5 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

15.6	Failure of BOARD or UTMDACC to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.
15.7	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.8	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

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15.9	In the event that LICENSEE brings an action before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of or BOARD's ownership of any patent included in the PATENT RIGHTS, then UTMDACC may immediately terminate this AGREEMENT upon written notice to LICENSEE. Additionally, LICENSEE will provide written notice to UTMDACC at least three (3) months prior to seeking to invalidate or challenge any patent under the PATENT RIGHTS. LICENSEE will include with such written notice an identification of all prior art it believes invalidates any claim of a patent under the PATENT RIGHTS and will promptly update such disclosure as LICENSEE becomes aware of additional prior art. Any dispute regarding the validity, enforceability or ownership of any patent included in the PATENT RIGHTS shall be litigated in the courts located in Houston, Texas, and LICENSEE agrees not to challenge personal jurisdiction in that forum. To the extent that LICENSEE unsuccessfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, LICENSEE agrees to reimburse UTMDACC and BOARD for all costs and fees (including attorney's fees) paid by UTMDACC and BOARD in defending against such challenge. LICENSEE understands and agrees that, in the event LICENSEE successfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, all payments or other consideration made or otherwise provided by LICENSEE to UTMDACC prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this AGREEMENT.
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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE		BIO-PATH, INC.
UNIVERSITY OF TEXAS SYSTEM

By:	/s/ John Mendelsohn, M.D.	By:	/s/ Peter H. Nielsen
	John Mendelsohn, M.D.		Peter H. Nielsen
	President		President & CEO
The University of Texas
M. D. Anderson Cancer Center

Date: November 1, 2007			Date: September 19, 2007

THE UNIVERSITY OF TEXAS
M. D. ANDERSON CANCER CENTER

By:	/s/ Leon Leach
Leon Leach
Executive Vice President
The University of Texas
M. D. Anderson Cancer Center

Date: October 31, 2007
Approved as to Content:

By:	/s/ Christopher C. Capelli, M.D.
Christopher C. Capelli, M.D.
Vice President, Technology Transfer
Office of Technology Commercialization
M.D. Anderson Cancer Center

Date: September 19, 2007

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